Exhibit 99.1

 California Pizza Kitchen Announces Lease Accounting Corrections and
                    Delay of Annual Report Filing;
     Company Expects to File Form 10-K on or before April 4, 2005

    LOS ANGELES--(BUSINESS WIRE)--March 18, 2005--California Pizza Kitchen, Inc. (Nasdaq:CPKI) today announced that as a result of the views expressed by the Securities and Exchange Commission ("SEC") in their February 7, 2005 letter to the American Institute of Certified Public Accountants ("AICPA"), it will correct its accounting for leases after the Company's review of the matter and consultation with its Audit Committee and Ernst & Young LLP, its independent registered public accounting firm.
    On March 18, 2005, the Company's management and its Audit Committee concluded that the Company's accounting for leases was not in conformity with generally accepted accounting principles as described in the SEC's February 7, 2005 letter to the AICPA. Accordingly, management and the Audit Committee have determined that the Company's previously issued consolidated financial statements, including those in California Pizza Kitchen's Annual Report on Form 10-K for the fiscal years ended December 28, 2003, December 29, 2002, December 30, 2001, and December 31, 2000, and those in the Company's Quarterly Reports on Form 10-Q filed during 2003 and 2004, should no longer be relied upon. Consequently, the related reports of Independent Registered Public Accounting Firm should not be relied upon, nor should California Pizza Kitchen's unaudited financial results included in its press release issued on February 3, 2005.
    In prior periods, California Pizza Kitchen had recognized rent expense for its operating leases using a lease term that commenced when actual rent payments began, and generally coincided with a point in time near the date the Company's restaurants opened. This generally had the effect of excluding the build-out period of its restaurants (which typically preceded the commencement of the lease term) from the calculation of the period over which rent was expensed. As a result of the SEC's guidance provided in the February 7, 2005 letter, California Pizza Kitchen will now recognize rent expense over a lease term that includes the build-out period, which in most cases will cause rent expense to be recognized sooner than previously reported.
    Further, in prior periods, consolidated balance sheets reflected the unamortized portion of construction allowances funded by landlords as a reduction of the related leasehold improvements. In keeping with the SEC's February 7, 2005 pronouncement, construction allowances will now be recognized as deferred rent and amortized over the lease term as a reduction of rent expense. Fiscal years ending 2002 and 2003 included charges of $2.4 million and $14.7 million respectively, for the impairment of property and equipment under Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The restatement will increase the impairment charges previously included in the 2002 and 2003 fiscal results of operations. Subsequent years, however, will reflect a reduction in rental expense and therefore an increase in earnings per share that corresponds with the impaired assets' lease terms.
    In addition, California Pizza Kitchen's statements of cash flows reflected construction allowances as a reduction of capital expenditures within cash flows from investing activities, but now will be reflected as cash flows from operating activities.
    The Company is working diligently to complete its review of these matters and to quantify the impact of the necessary adjustments on each of the affected prior periods. Management and the Audit Committee do not expect these adjustments to impact the amount of revenues or cash balances previously reported by the Company, nor will they affect the Company's compliance with covenants under its current credit facility.
    Due to the abbreviated time frame involved in determining the effect of these adjustments on the Company's historical financial statements, California Pizza Kitchen has filed a Form 12b-25 and expects to file its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 on or before April 4, 2005.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups and sandwiches. The average guest check is approximately $11.96. The chain operates, licenses or franchises 175 restaurants as of March 18, 2005, of which 145 are company-owned and 30 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media)
             Sue Collyns (investors)
             310-342-5000